UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: June 26, 2008
DICK’S SPORTING GOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31463	16-1241537
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
300 Industry Drive, RIDC Park West
Pittsburgh, Pennsylvania 15275
(Address of Principal Executive Offices) (Zip Code)
(724) 273-3400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     Randall K. Zanatta, President and Chief Executive Officer of Golf Galaxy, Inc. (“Golf Galaxy”), a wholly-owned subsidiary of Dick’s Sporting Goods, Inc. (NYSE: DKS) (the “Company”) will step down from his position with Golf Galaxy, effective July 18, 2008.
     Pursuant to and subject to the non-revocation of an Agreement and General Release (the “Agreement”) dated June 26, 2008, Golf Galaxy and the Company have agreed to pay Mr. Zanatta certain benefits upon his departure. These benefits include (i) a lump sum payment equal to two (2) times his current base salary, (ii) a pro-rated cash bonus payment and eligibility for additional incentive bonus payments for the current fiscal year (if and to the extent certain specified performance targets are actually achieved) and (iii) a payment in lieu of or the continuation of certain health, welfare and employee benefits for two (2) years.
     Additionally, the stock option granted to Mr. Zanatta exercisable for up to 330,000 shares of the Company’s common stock at an exercise price of $27.295 per share and all stock options previously granted to Mr. Zanatta that were exercisable for Golf Galaxy common stock (now converted to options exercisable for Company’s common stock as a result of the acquisition of Golf Galaxy by the Company) will fully vest. The 75,000 shares of restricted common stock granted to Mr. Zanatta on February 13, 2007 that were to vest based only on the passage of time will fully vest. Mr. Zanatta has forfeited any rights to an additional 75,000 shares of restricted common stock granted to him on February 13, 2007 that were to vest based on the attainment of certain performance metrics.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DICK’S SPORTING GOODS, INC.
Date: June 27, 2008	By:	/s/ Timothy E. Kullman
		Name:	Timothy E. Kullman
		Title:	Executive Vice President, Finance, Administration and Chief Financial Officer